Exhibit 99.2

Form 211 Filing Agreement

Doyen Elements Inc. (“The Company”) understands that MCAP, LLC. (“MCAP”) has agreed to file a Form 211 application for the Company with FINRA subject to applicable rules and regulations. The Company understands that MCAP does not warrant or guarantee the timeliness and/or final approval by FINRA of the application.

The Company acknowledges that it will supply complete and accurate information to MCAP including but not limited to corporate organizational documentation; officer, director and control affiliate information; regulatory filings; share and shareholder information; and such other information and documentation as requested. The Company, its officers and Directors, acknowledge they will supply accurate and complete information related to any past, current and ongoing investigation or regulatory actions taken by the SEC, any government agency, or any listing agency, concerning the Company.

MCAP does not charge any fees to file the Form 211 with FINRA. However, FINRA Rule 5250 does not preclude a member from accepting “payment for bona fide services”. MCAP will serve as the Company’s Designated Advisor for Disclosure for the purpose of seeking a quotation on either the OTCQB or OTCQX and will be compensated for services rendered including but not limited to rendering advice to the issuer with respect to eligibility for becoming quoted on the OTCQB/OTCQX and educating, advising and assisting the Company in complying with its ongoing OTCQB/OTCQX disclosure obligations under current federal and state securities laws.

MCAP’s review of the Company and decision to file the Form 211 is not dependent on and is independent from any other bona fide services offered by MCAP.

The Company acknowledges that it has not compensated MCAP, directly or indirectly in any way, for the filing of the Form 211 on its behalf.

Signature:

Name:	Cynthia Boerum

Title:	COO

Date:	9/8/17

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